N O N — S T A T U T O R Y  S T O C K  O P T I O N  A G R E E M E N T

Non-transferable
G R A N T  T O

_____________________________
(“Optionee”)

the right to purchase from Journal Communications, Inc. (the “Company”)

shares of its Class B Common Stock, $0.01, at the price of $_____ per share (the “Option”)

pursuant to and subject to the provisions of the Journal Communications, Inc. 2003 Equity Incentive Plan, as amended (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Option shall vest (become exercisable) in accordance with the following schedule:

Years of Service
after Date of Grant	Percent of SARs Vested

        IN WITNESS WHEREOF, Journal Communications, Inc., acting by and through its duly authorized officers, has caused this Agreement to be duly executed.

JOURNAL COMMUNICATIONS, INC.

By:___________________________________________________	Optionee:___________________________________________________
Grant Date:_________________________________________________

TERMS AND CONDITIONS

1.    Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Agreement. Notwithstanding the vesting schedule, upon Grantee’s death or Disability or upon a Change in Control, all Options shall become fully vested and exercisable.

2.    Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Central Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

    (a)        Six months after the termination of Grantee’s service for any reason other than (i) for Cause, (ii) by reason of Grantee’s death, Disability, or Retirement, or (iii) following a Change in Control.

    (b)        Twelve months after the date of the termination of Grantee’s service by reason of (i) Disability, or (ii) for any reason other than Cause or Retirement following a Change in Control.

    (c)        Twelve months after the date of Grantee’s death, if Grantee dies while employed, or during the six-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse. Upon Grantee’s death, the Options may be exercised by Grantee’s beneficiary designated pursuant to the Plan.

    (d)        5:00 p.m., Central Time, on the Expiration Date in the case of Grantee’s Retirement.

    (e)        5:00 p.m., Central Time, on the date of the termination of Grantee’s service if such termination is for Cause.

        If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not employed by the Company. If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the Option shares that were otherwise vested on Optionee’s termination of service, including Option shares vested by acceleration under section 1.

3.    Exercise of Option. The Option shall be exercised by (a) written notice directed to the Chief Accounting Officer of the Company or his or her designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Option shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such shares shall be in (a) cash, (b) shares of Class B Common Stock previously acquired by the purchaser, or (c) any combination thereof, for the number of shares of Class B Common Stock specified in such written notice. The value of surrendered shares of Class B Common Stock for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. Alternatively, the Company may permit Optionee to exercise the Option through a “net” exercise, whereby the Company shall retain from the Option that number of Option shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

4.    Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Option shares of Class B Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

5.    Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary any rights of a shareholder of the Company unless and until shares of Class B Common Stock are in fact issued to such person in connection with the exercise of the Option. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

6.    Restrictions on Transfer and Pledge. The Options are transferable by Grantee pursuant to the laws of descent and distribution upon Grantee’s death or, during Grantee’s lifetime, to permissible transferees as defined in Section 11 of the Plan. The Options may be exercised during the lifetime of Grantee only by Grantee or any permitted transferee.

7.    Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Class B Common Stock covered by the Option upon any exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

9.    Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

10.    Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin, 83203, Attn: Chief Accounting Officer, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.